Monarch Financial Holdings Declares

Cash Dividend on Preferred Stock

CHESAPEAKE, VIRGINIA (December 21, 2009) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK) announced that its Board of Directors on December 16, 2009 declared a quarterly cash dividend of $0.1571 per share on its 7.80% Series B Noncumulative Convertible Preferred Stock. The dividend is payable on December 31, 2009 to shareholders of record on December 3, 2009. This represents a partial quarterly dividend calculated from the original issue date of December 3, 2009 to December 31, 2009. This is a change from the previous announcement. The amount and declaration of future cash dividends are subject to Board of Director’s approval in addition to regulatory restrictions.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Monarch Mortgage and our affiliated mortgage companies have eighteen offices with locations in Chesapeake, Norfolk, Virginia Beach (2), Fredericksburg, Suffolk, and Richmond, Virginia as well as Rockville (2), Bowie, Waldorf, Crofton, Gaithersburg and Greenbelt, Maryland, and Kitty Hawk, Charlotte, and Wilmington, North Carolina and Greenwood, South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	December 21, 2009